Exhibit 8.1

November 18, 2011

Board of Directors

Colony Financial, Inc.

2450 Broadway, 6th Floor

Santa Monica, CA 90404

Ladies and Gentlemen:

We are acting as tax counsel to Colony Financial, Inc., a Maryland corporation (the “Company”), in connection with the public offering of up to 2,000,000 shares of common stock, par value $0.01 per share, by the Company in accordance with the terms of the Colony Financial, Inc. Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) as described in the prospectus (the “Prospectus”) that forms part of the Company’s registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). In connection with the filing of the Registration Statement, we have been asked to provide you with this letter regarding the Company’s qualification as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes.

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Prospectus. Terms or phrases that are not capitalized but appear in quotation marks are used herein as they are used for U.S. federal income tax purposes in the Code, Treasury Regulations, and administrative guidance and rulings.

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to (1) the Registration Statement; and (2) certain organizational documents of the Company and its subsidiaries (those documents referred to in clauses (1) and (2), the “Reviewed Documents”).

Board of Directors

Colony Financial, Inc.

November 18, 2011

The opinions set forth in this letter are premised on, among other things, the written representations of the Company and of Colony Financial Manager, LLC, in its capacity as the external manager and advisor of the Company (the “Manager”) contained in a letter to us dated as of the date hereof (the “Management Representation Letter”). Although we have discussed the Management Representation Letter with the Company and the Manager, for purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letter. We consequently have relied upon the representations and statements of the Company and the Manager as described in the Reviewed Documents and the Management Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

(1)	that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Management Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)	the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(3)	that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

(4)	from and after the date of this letter, the Company will comply with its representation contained in the Management Representation Letter that it will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available, but only to the extent available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letter) may adversely affect the conclusions stated herein.

Board of Directors

Colony Financial, Inc.

November 18, 2011

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next four paragraphs below, we are of the opinion that:

(1)	The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2009, and the Company’s current organization and proposed method of operation (as described in the Registration Statement and the Management Representation Letter) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2011 and future taxable years.

(2)	A Plan participant will be treated as having received a distribution with respect to the Company’s common stock for U.S. federal income tax purposes in an amount determined as described below:

o	A stockholder who participates in either the Full or Partial Dividend Reinvestment investment options under the Plan and whose dividends are reinvested in shares of the Company’s common stock that are purchased directly from the Company, purchased in the open market, or purchased through privately negotiated transactions, will be treated for U.S. federal income tax purposes as having received a distribution from the Company with respect to its common stock equal to the fair market value of the common stock credited to the stockholder’s Plan account (plus any applicable sales or brokerage fees paid by the Company on the stockholder’s behalf) on the date the dividends are reinvested.

o	A stockholder who participates in both the optional cash investment option and the Full or Partial Dividend Reinvestment options of the Plan and who purchases common stock at a discount through the optional cash investment option will be treated for U.S. federal income tax purposes as having received a distribution from the Company with respect to its common stock equal to the fair market value of the common stock credited to the stockholder’s Plan account on the date the stock is purchased (plus any applicable sales or brokerage fees paid by the Company on the stockholder’s behalf) less the amount paid by the stockholder for the common stock.

o	The tax treatment of any discount offered with respect to a stockholder who participates only in the optional cash investment option of the Plan and does not participate in either the Full or Partial Dividend Reinvestment investment options under the Plan is not clear and we express no opinion on the treatment of any discount under these circumstances due to the absence of direct authority.

o	Although the tax treatment of newly enrolled participants who are making their initial investment in the Company’s common stock through the optional cash investment option of the Plan and therefore are not currently stockholders is not entirely clear due to the absence of direct authority, the better view is that such participants should not be treated as receiving a distribution from the Company as a result of such initial investment, even if a discount is offered.

Board of Directors

Colony Financial, Inc.

November 18, 2011

(3)	A Plan participant that withdraws common stock from the Plan and receives stock certificates will not realize any taxable income upon such withdrawal, except that if the participant receives cash for a fractional share, then the participant will be required to recognize gain or loss with respect to that fractional share.

(4)	Distributions treated as “dividends” other than those designated as “capital gain dividends” or as “qualified dividend income” will be taken into account by stockholders as “ordinary” income and will not be eligible for the “dividends received deduction” for corporations. Only that portion of a dividend paid by the Company that is properly designated as “qualified dividend income” is taxable to non-corporate U.S. Stockholders as capital gain, provided that the U.S. Stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution.

(5)	Distributions properly designated as “capital gain dividends” will be taxed to U.S. Stockholders as long-term capital gains without regard to the period for which the U.S. Stockholder that receives such distribution has held its stock, provided that corporate U.S. Stockholders may be required to treat up to 20% of some “capital gain dividends” as “ordinary” income. If the Company elects to retain and pay taxes on some or all of its net capital gains, U.S. Stockholders will be treated as having received, solely for U.S. federal income tax purposes, a distribution of such undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes that the Company paid on such undistributed capital gains.

(6)	Distributions (or any part of a distribution) received by a U.S. Stockholder that are not made from the Company’s “current and accumulated earnings and profits” will first reduce the adjusted basis of the common stock with respect to which the distribution is paid and then, to the extent that such distributions exceed the adjusted basis of a U.S. Stockholder’s shares of common stock, the U.S. Stockholder will realize gain.

(7)	A “dividend” declared by the Company in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month and actually paid during January of the following calendar year, will be treated as received by the stockholder on December 31 of such first year.

(8)	A stockholder’s share of “excess inclusion income:” (A) cannot be offset by any “net operating losses” otherwise available to the stockholder; (B) in the case of a stockholder that is a REIT, a RIC, or a common trust fund or other pass-through entity, is considered “excess inclusion income” of such entity; (C) is subject to tax as “unrelated business taxable income” in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax; and (D) results in the application of U.S. federal income tax withholding at the maximum rate, without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of Non-U.S. Stockholders.

(9)	Any loss upon a sale or exchange of shares of common stock by a U.S. Stockholder who has held the shares for six months or less, after applying applicable “holding period” rules,

Board of Directors

Colony Financial, Inc.

November 18, 2011

will be treated as a long-term capital loss to the extent of the Company’s distributions required to be treated by the U.S. Stockholder as long-term capital gain.

(10)	Income or gain with respect to the Company’s common stock should not be treated as “unrelated business taxable income” to a Tax-Exempt Stockholder if; (A) the Tax-Exempt Stockholder has not held the Company’s common stock as “debt financed property” within the meaning of Section 514 of the Code; (B) the Company’s common stock is not otherwise used in an “unrelated trade or business” within the meaning of Section 513 of the Code; and (C) the Company does not hold an asset that gives rise to “excess inclusion income.”

(11)	“Dividends” paid to a Non-U.S. Stockholder will be treated as “ordinary” income if the distribution is payable out of “earnings and profits” and either; (A) is not attributable (within the meaning of Section 897 of the Code) to the Company’s “net capital gain;” or (B) is attributable to the Company’s net capital gain from the sale of “U.S. real property interests,” and the Non-U.S. Stockholder owns 5% or less of the value of the Company’s common stock at all times during the one-year period ending on the date of distribution.

(12)	Properly designated “capital gain dividends” not attributable to the sale of “U.S. real property interests” will be treated as long-term capital gain to a Non-U.S. Stockholder. Properly designated “capital gain dividends” attributable (within the meaning of Section 897 of the Code) to the sale of “U.S. real property interests” received by a Non-U.S. Stockholder that owns more than 5% of the value of the Company’s common stock at any point during the one-year period ending on the date on which the distribution is paid will be treated as long-term capital gain to such Non-U.S. Stockholder. Distributions that are attributable (within the meaning of Section 897 of the Code) to net capital gain from sales by the Company of “U.S. real property interests” and paid to a Non-U.S. Stockholder that owns more than 5% of the value of shares of the Company’s common stock at any time during the one-year period ending on the date on which the distribution is paid will be subject to U.S. tax as income “effectively connected” with a “U.S. trade or business” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). This FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend and the “branch profits” tax may also apply to such distributions.

(13)	A Non-U.S. Stockholder will be subject to U.S. federal income tax on the taxable sale or other disposition of common stock under FIRPTA if each of the following three statements is true: (A) 50% or more of the Company’s assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor; (B) the Company is not a “domestically-controlled qualified investment entity” (a domestically-controlled qualified investment entity includes a REIT, less than 50% of the value of which is held directly or indirectly by Non-U.S. Stockholders at all times during a specified testing period); and (C) either (i) the Company’s common stock is not “regularly traded,” as defined by applicable Treasury Regulations, on an “established securities market”; or (ii) the Company’s common stock is “regularly traded” on an “established securities market” and the selling Non-U.S. Stockholder has held over 5% of the Company’s outstanding common stock at any time during the five-year period ending on the date of the sale.

Board of Directors

Colony Financial, Inc.

November 18, 2011

(14)	Even if the Company is a “domestically-controlled qualified investment entity,” a Non-U.S. Stockholder may be subject to tax under FIRPTA if the Non-U.S. Stockholder: (A) disposes of the Company’s common stock within the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such Non-U.S. Stockholder as gain from the sale or exchange of a “U.S. real property interest,” and (B) acquires, or enters into a contract or option to acquire, other shares of the Company’s common stock during the 61-day period that begins 30 days prior to such ex-dividend date.

The Company’s qualification and taxation as a REIT under the Code depends upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of stock ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinions set forth above do not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

In order to qualify as a REIT, 75% of the Company’s total assets must be comprised of “real estate assets” (as that term is used for purposes of Section 856(c) of the Code) and limited other assets specified in the Code as of the close of each calendar quarter of each taxable year of the Company (beginning with the calendar quarter ended June 30, 2009), and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be derived from certain specified “real estate” sources, including interest on mortgage loans. The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test. The value of the assets that the Company will own at the end of any future calendar quarter, cannot be known with certainty as of the date hereof. Similarly, the gross income that the Company’s assets will produce for 2011 (or future years), and the nature of that income, cannot be known with certainty as of the date hereof. We have not reviewed any assets that will be owned by the Company at the close of any future calendar quarter, nor have we reviewed any sources of the Company’s gross income for any future taxable year. Accordingly, the accuracy of our opinions is entirely dependent on the Company’s and the Manager’s representations contained in the Management Representation Letter regarding the anticipated value and composition of the assets that the Company may acquire, and the nature of its income derived therefrom.

Board of Directors

Colony Financial, Inc.

November 18, 2011

As used in this letter the term “U.S. Stockholder” is a beneficial owner of the Company’s common stock that for U.S. federal income tax purposes is: (1) a citizen or resident of the United States; (2) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia); (3) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (4) any trust if (A) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has a valid election in place to be treated as a U.S. person. A “Non-U.S. Stockholder” is a stockholder that is not a U.S. Stockholder. A “Tax-Exempt Stockholder” is a U.S. Stockholder that is an organization described in Section 501(a) of the Code, other than an organization that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan described in Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) of the Code whose income is payable to any of the aforementioned tax-exempt organizations. The status of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Such entities and their partners are not characterized as U.S. Stockholders, Non-U.S. Stockholders, or Tax-Exempt Stockholders in this letter and must consult with their own tax advisors regarding the application of the conclusions herein to its particular circumstances.

The U.S. federal income tax treatment of the Company as a REIT and the resulting consequences to stockholders of the Company depend on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding the Company’s common stock will depend on the stockholder’s particular tax circumstances. The conclusions herein are general and do not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, including: (1) broker-dealers; (2) stockholders holding common stock as other than a capital asset; (3) stockholders who receive common stock through the exercise of employee stock options or otherwise as compensation; (4) insurance companies; (5) Non-U.S. Stockholders; (6) persons holding 10% or more (by vote or value) of the Company’s outstanding common stock; (7) persons holding common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; (8) persons holding common stock on behalf of other persons as nominees; (9) persons holding common stock through a partnership or similar pass-through entity; (10) persons subject to the alternative minimum tax provisions of the Internal Revenue Code; (11) REITs; (12) regulated investment companies; (13) subchapter S corporations; (14) Tax-Exempt Stockholders; (15) trusts and estates; (16) financial institutions; or (17) U.S. expatriates. Moreover, this opinion does not address any “return” filing, tax “withholding” or “information reporting” requirements that may apply to a particular investor, nor does this opinion address the calculation of an investor’s tax basis in its common stock or the rate or rates of taxation that are or will be applicable to income and gains attributable to the Company’s common stock. Each potential participant in the Plan must to consult its own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to it in light of its particular investment or tax

Board of Directors

Colony Financial, Inc.

November 18, 2011

circumstances of acquiring, holding, exchanging, or otherwise disposing of the Company’s common stock through participation in the Plan or otherwise.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above, as limited and qualified herein, and does not address any other federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinions subsequent to the effective date of the Registration Statement. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP